Exhibit 99.2

October 11, 2016

Liberty TripAdvisor Holdings, Inc. Announces Investor Meeting Webcast

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty TripAdvisor Holdings, Inc. (“Liberty TripAdvisor”) (Nasdaq: LTRPA, LTRPB) will webcast its annual Investor Meeting on Thursday, November 10, 2016, which will occur immediately following the annual Investor Meeting of Liberty Media Corporation (“Liberty Media”). Presentations at Liberty Media’s annual Investor Meeting will begin at approximately 9:00am E.S.T and Liberty TripAdvisor’s annual Investor Meeting is estimated to begin at approximately 10:20am E.S.T. During its annual Investor Meeting, observations may be made regarding Liberty TripAdvisor’s financial performance and outlook.

The annual Investor Meeting will be held in New York, NY. If you are interested in attending, please register at https://reg.libertyexperience.com/.

The annual Investor Meeting will be broadcast live via the Internet. All interested persons should visit the Liberty TripAdvisor website at http://ir.libertytripadvisorholdings.com/events-presentations to register for the webcast.  An archive of the webcast will also be available on this website for one year after appropriate filings have been made with the SEC.

Companies presenting in the morning at the annual Investor Meetings of Liberty Media and Liberty TripAdvisor include:

•	Liberty Media
o	Formula 1
o	Sirius XM Holdings Inc.
o	Live Nation Entertainment, Inc.
o	Atlanta Braves
•	Liberty TripAdvisor
o	TripAdvisor, Inc.

About Liberty TripAdvisor Holdings, Inc.

Liberty TripAdvisor Holdings, Inc.’s (Nasdaq:  LTRPA, LTRPB) businesses consist of its subsidiaries TripAdvisor and BuySeasons.   TripAdvisor is the world’s largest online travel community, aggregating reviews and opinions from its community of travelers about destinations, accommodations, restaurants and activities throughout the world.  BuySeasons is a leading online retailer of costumes and party supplies.

Liberty TripAdvisor Holdings, Inc.
Courtnee Chun, 720-875-5420